UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2016 (November 1, 2016)
TECOGEN INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-178697	04-3536131
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 622-1120
(Registrant's telephone number, including area code)

_______________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Merger Agreement

On November 1, 2016, Tecogen Inc. (NASDAQ: TGEN), a Delaware corporation ("Tecogen"), entered into an Agreement and Plan of Merger, dated as of November 1, 2016 (the "Merger Agreement") by and among, Tecogen and American DG Energy (NYSE MKT: ADGE), a Delaware corporation ("American DG"), and Tecogen.ADGE Acquisition Corp Inc., a Delaware corporation and a wholly-owned subsidiary of Tecogen ("Merger Subsidiary").

Under the terms of the Merger Agreement, Merger Subsidiary will merge with and into American DG, with American DG becoming a wholly-owned subsidiary of Tecogen and the surviving corporation of the transaction (the "Merger"). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. Subject to the terms and conditions of the Merger Agreement and shareholder approval, at the closing of the Merger, each outstanding share of American DG common stock will be converted into the right to receive approximately 0.092 shares of common stock of Tecogen ("the Exchange Ratio"). Consummation of the Merger is subject to customary closing conditions, including, among other things, approval by the stockholders of Tecogen and American DG. The Merger Agreement does not contain any termination, prohibitions on termination, no-shop clause, or reimbursements of Merger related expenses. As part of the Merger Agreement, American DG and Tecogen have made customary mutual representations and warranties.

Also in connection with the Merger, Tecogen will, at the effective time of the Merger, assume the (a) outstanding stock options of American DG and (b) outstanding warrants of American DG, each as adjusted pursuant to the Exchange Ratio and subject to the terms of the Merger Agreement. All outstanding stock options and restricted stock units of American DG will be cancelled and extinguished at the effective time of the Merger without any right to receive any consideration in American DG.

The officers, directors, and large shareholders of Tecogen and American DG have not entered into any voting or support agreements in connection with the Merger.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.01 to this Current Report on Form 8-K and which is incorporated herein by reference.

Additional Information about the Merger and Where to Find It

In connection with the Merger, American DG and Tecogen intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain a proxy statement / prospectus / information statement. Investors and security holders of American DG and Tecogen are urged to read these materials when they become available because they will contain important information about American DG, Tecogen, and the Merger. The proxy statement / prospectus / information statement and other relevant materials (when they become available ), and any other documents filed by either company with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. Investors and security holders are urged to read the proxy statement / prospectus / information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Tecogen's directors and executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies in connection with the Special Meeting. Additional information regarding the interests of such potential participants will be included or incorporated by reference in the definitive proxy statement/prospectus (when available).

Information Regarding Certain Relationships and Related Transactions
Tecogen and American DG are affiliated companies by virtue of common leadership. Charlie Maxwell, the Chairman of the board of directors of American DG, is also a member of the board of directors of Tecogen. John Hatsopoulos, a member of the board of directors and co-CEO of American DG, is also a member of the board of directors and co-CEO of Tecogen. Benjamin Locke is co-CEO of American DG and co-CEO of Tecogen. Robert Panora is director of operations of American DG and president and chief operating officer of Tecogen.

Tecogen pays certain operating expenses, including benefits and payroll, on behalf of American DG and the American DG leases office space from Tecogen. These costs are reimbursed by American DG. Tecogen is also the primary supplier of equipment to American DG.

For further information about American DG Energy's relationships and transactions with Tecogen, Inc. and other related person transactions, please see each Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Companies' definitive Proxy Statement for the Annual Meeting of Stockholders held in June 2016, and any of the Companies' SEC filings filed since the Proxy Statement. The Company’s filings with the SEC, including the Annual Report, the Proxy Statement and the Quarterly Report, are available at the SEC’s website at www.sec.gov. Copies of certain of the Company’s agreements with these related parties are publicly available as exhibits to the Company’s public filings with the SEC and accessible at the SEC’s website.

Item 7.01 Regulation FD Disclosure

On November 2, 2016, Tecogen and American DG issued a joint press release announcing the execution of the Merger Agreement. A copy of that press release is attached to this Current Report on Form 8-K as Exhibit 99.01. The information in this press release shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated November 1, 2016, among the Company, Tecogen, Inc. and Tecogen.ADGE Acquisition Corp.
99.01	Merger Press Release dated November 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	November 2, 2016	Tecogen Inc.
By: /s/ David Garrison
David Garrison, Chief Financial Officer